Exhibit 99.1

IN THE COURT OF COMMON PLEAS
MONTGOMERY COUNTY, OHIO
CIVIL DIVISION

DPL INC., et al.,

Plaintiffs,	CASE NO. 04-5657

v.	Judge Timothy N. O’Connell

PETER H. FORSTER, et al.,

Defendants.

FINAL JUDGMENT AND DISMISSAL WITH PREJUDICE

WHEREAS, the Court has been informed that the Plaintiffs in this action DPL Inc., The Dayton Power and Light Company, MVE, Inc., DP&L Key Employees Deferred Compensation Plan, DP&L Supplemental Executive Retirement Plan, DP&L Management Stock Incentive Plan, DPL Inc. Stock Option Plan, DP&L 1991 Amended Directors Deferred Compensation Plan, DP&L Directors’ Deferred Stock Compensation Plan; the Defendants/Counterclaimants Peter H. Forster, Caroline E. Muhlenkamp and Stephen F. Koziar, Jr.; the Additional Counterclaim Defendants Robert D. Biggs, Paul R. Bishop, James F. Dicke II, Barbara S. Graham, Ernie Green, Jane G. Haley, Glenn E. Harder, W August Hillenbrand, Lester L. Lyles, James V. Mahoney and Ned J. Sifferlen; and Miggie E. Cramblit have reached a mutually agreeable settlement of this action, the terms of which are incorporated in a settlement agreement dated May 18, 2007 (“Settlement Agreement”), and have entered into a Stipulation to Dismiss With Prejudice And For Entry of A Final Judgment and Dismissal With Prejudice;

WHEREAS, the Court is substantially familiar with the claims, facts and issues in this action, having reviewed the pleadings, considered and ruled on numerous motions (including but not limited to motions for summary judgment), and presided over multiple pre-trial hearings and several days of trial;

WHEREAS, the Court has examined the Settlement Agreement and has considered the terms and conditions of settlement as reflected in the Settlement Agreement;

WHEREAS, for good cause shown, and upon due consideration of the Settlement Agreement and the Stipulation To Dismiss Action With Prejudice And For Entry of a Final Judgment and Dismissal With Prejudice, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

1.             The terms and conditions of settlement set forth in the Settlement Agreement are fair and reasonable to all parties.

2.             This action, including all claims and counterclaims, is hereby dismissed with prejudice, and with each party to bear his, her or its own costs and attorneys’ fees.

3.             The court hereby retains and reserves jurisdiction over all matters relating to the interpretation, implementation, effectuation, and enforcement of the Settlement Agreement, including but not limited to any action for specific performance or injunctive or other equitable relief, or for money damages.

IT IS SO ORDERED.

Dated:

Timothy N. O’Connell
Judge